Exhibit 99.1

Medbox Enters New Agreement with Lenders

—Agreement Provides Favorable Terms to Company,

Including Restriction on Converting Debentures into Common Stock—

(Los Angeles, CA, December 29, 2015) — Medbox, Inc. (OTCQB: MDBX), a provider of specialized services to the cannabis sector, including operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved, today announced that it has entered into an agreement with its lenders, providing for a period that restricts the conversion of certain previously issued convertible debentures by one of the lenders into common stock, along with new terms that lower the discount rate of the debentures.

Under terms of the agreement, and subject to certain limitations, a restriction until February 21, 2016 has been put into place in connection with the conversion of certain Medbox convertible debentures and the subsequent sale of such shares in the open market. In addition, the terms of the debentures have been amended, lowering the discount to 40% from 49%, subject to certain limitations.

In connection with the restrictions on the debenture conversions, the company issued a new promissory note to the restricted lender in the principal amount of $700,000, which matures in 10 months and accrues interest at a rate of 10% per annum, and is not convertible into common stock, other than in an event or default. The note can be pre-paid at any time without penalty.

“The agreement represents a positive step in our financial structure that lowers costs to the company and provides a lock-up period that we believe will reduce selling pressure on our securities,” said Jeff Goh, President and interim Chief Executive Officer. “Equally important, it signals added confidence that our lenders have in Medbox, as the company continues to make solid operational progress and looks forward to profitable revenue growth in 2016 and beyond.”

About Medbox, Inc.

Medbox, Inc., a leader in the rapidly emerging cannabis sector, provides specialized services to operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved. Through trusted clients and affiliates, the company promotes efficient, consistent, high quality products that are priced right, readily available and safely packaged. For more information about the company or to explore partnership, please visit www.medbox.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements, including, but not limited to, achieving growth in 2016 and beyond, are based on current beliefs and expectations and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the company’s control. In addition, certain forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties also include, but are not limited to, regulatory developments in the industry, as well as political and economic conditions present within the industry. For a more detailed description of the risk factors associated with the company, please refer to the company’s latest Annual Report on Form 10-K, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission thereafter. The company does not assume any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made, unless required by law.

For more information, contact:

Janet Simmons

PondelWilkinson Inc.

310-279-5980

pwinvestor@pondel.com